Exhibit 10.1
Execution Version
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 19, 2008, by and between H&R Block Management, LLC, a Delaware limited liability company (the “Company”), and Russell P. Smyth (“Executive”).
     WHEREAS, Executive is willing to serve the Company, and the Company is willing to employ Executive, on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
ARTICLE ONE
EMPLOYMENT
     1.01 Agreement as to Employment; Title; Employment Period. The Company hereby agrees to employ Executive to serve in the capacity of President and Chief Executive Officer of H&R Block, Inc., a Missouri corporation (“Block”) and the indirect parent corporation of the Company, and Executive hereby accepts such employment by the Company, subject to the terms of this Agreement, for the period commencing on August 1, 2008 (the “Employment Commencement Date”) and ending on July 31, 2011 (the “Employment Period”). After the expiration of the Employment Period, and provided that this Agreement is not extended or superseded by the mutual written consent of the parties, the provisions of Section 1.07 (relating to stock ownership requirements) and Articles Two through Five of this Agreement shall survive the expiration of the Employment Period and continue to be in effect to the extent applicable.
     1.02 Duties; Board Membership; Performance and Other Activities.
     (a) Duties. During the Employment Period, Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of Block (the “Block Board”) designates from time to time that are not inconsistent with Executive’s position. Executive will report directly to the Block Board.
     (b) Board Membership. The Block Board shall take such action as may be necessary to appoint or elect Executive as a member of the Block Board as of the Employment Commencement Date. Thereafter, during the Employment Period, the Block Board shall nominate Executive for re-election as a member of the Block Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. At no time while Executive is employed by the Company shall Executive serve as Chairman of the Block Board.
     (c) Performance and Other Activities. So long as Executive is employed under this Agreement, Executive agrees to devote Executive’s full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge Executive’s duties hereunder, provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Block Board, one for profit public company, (ii) participating in charitable, civic, educational, professional, community or industry affairs, although any speaking engagements must be on behalf of Block and Executive may not receive any remuneration for such speaking engagements and (iii) managing his and his family’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with Executive’s full-time employment hereunder and do not violate the other provisions of this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct, which Executive acknowledges having read and understood. Executive will comply fully with all reasonable policies of the Company as are from time to time in effect and applicable to Executive’s position. Notwithstanding anything to the contrary in this Section 1.02(c), service on the two non-public, for profit boards of directors disclosed by Executive to the Company on which he is serving as of the date of this Agreement are hereby approved, except that it is agreed that Executive will use his best efforts to resign from one of those boards of directors by the first anniversary of the Employment Commencement Date.
     1.03 Compensation.
     (a) Base Salary. During the Employment Period, the Company will pay to Executive a gross salary at an annual rate of $950,000 (“Base Salary”), payable semimonthly or at any other pay periods as the Company may use for its other executive-level employees. The Base Salary will be reviewed for potential increase, no less often than annually during the Employment Period, and may only be decreased as part of an across-the-board salary reduction that applies in the same manner to all executive-level employees. The Base Salary, as it may be adjusted from time to time, shall constitute the “Base Salary” for purposes of this Agreement.
     (b) Short-Term Incentive Compensation. Executive shall participate in Block’s short-term incentive program (which for certain highly compensated executives may include the H&R Block, Inc. Executive Performance Plan) (the “Program”) as applicable to executives of the Company for its fiscal year 2009 (which ends April 30, 2009) and fiscal years thereafter. Under such Program, Executive shall have an aggregate target incentive award equal to 110% of Base Salary and an opportunity to earn a bonus at a maximum of 220% of Base Salary (prorated as described below). Notwithstanding the foregoing, under the Program for fiscal year 2009, Executive shall receive a minimum guaranteed short-term incentive compensation award equal to at least 110% of Base Salary, prorated based upon Executive’s actual Base Salary paid for the fiscal year (the “Minimum Guarantee”). Other than the payment of the Minimum Guarantee, the payment of any award under the Program shall be based upon the achievement of one or more pre-established performance goals which shall be determined by the Compensation Committee of the Block Board, provided that Executive must remain employed through the end of the applicable fiscal year to receive any payments under the Program. Such incentive compensation, including the Minimum Guarantee, shall be paid to Executive following the completion of the fiscal year when the short-term incentive compensation is paid to other executive-level employees of the Company, which in any event shall be no later than two and one-half months after the end of the fiscal year to which it relates (or as soon thereafter as it can be properly determined).

     (c) Initial Stock Option Grant. The Compensation Committee of the Block Board shall grant Executive a nonqualified stock option (the “Option”) to purchase 900,000 shares of Block’s common stock, without par value (the “Block Common Stock”) on or as soon as practicable, but in no event later than 30 days, following the Employment Commencement Date. The Option shall be granted pursuant to, and shall be subject to, the terms and conditions of Block’s 2003 Long-Term Executive Compensation Plan, as amended (the “2003 Plan”), and the Company’s standard stock option agreement, with the following terms:
          (i) Exercise Price. The Option shall be exercisable at the following prices:

# of Shares Subject to Option	Exercise Price
500,000	The closing price for Block Common Stock on the New York Stock Exchange on the date of grant (the “FMV”)

100,000	FMV plus $3 (but in no event less than $25)

100,000	FMV plus $6 (but in no event less than $28)

100,000	FMV plus $9 (but in no event less than $31)

100,000	FMV plus $12 (but in no event less than $34)
          (ii) Vesting Schedule. Subject to accelerated vesting as set forth in this Agreement, the Option will vest and become exercisable as to one-third of the shares subject to each exercise price on each anniversary of the grant date (rounded down to the nearest whole number of shares for each vesting date, except that the amount vesting on the final vesting date shall be such that 100% of the aggregate number of shares of Block Common Stock subject to the Option shall be cumulatively vested as of the final vesting date), provided that Executive remains continuously employed by the Company through each vesting date.
          (iii) Option Term. The Option is for a term of 10 years from the date of grant, subject to earlier termination as provided in the 2003 Plan and the underlying stock option agreement and in this Agreement.
     (d) Ongoing Equity Grants. In addition to the Option contemplated under this Section 1.03, when annual equity awards are granted to executives of Block generally, Executive shall be awarded additional grants of compensatory equity awards at a level commensurate with his position and performance, as determined by the Compensation Committee of the Block Board.
     1.04 Relocation.
     (a) Relocation Benefits. Executive shall promptly relocate to the vicinity of Block’s principal U.S. headquarters. In accordance with Block’s Executive Relocation Program, the Company shall provide Executive with a relocation package commensurate with his position and will pay or reimburse Executive for the reasonable moving and relocation expenses and costs actually incurred by Executive in relocating to the Greater Kansas City Area, subject to the limitations and procedures set forth in Block’s Executive Relocation Program. During the period prior to his relocation (but in no event for more than three months following the Employment

Commencement Date), the Company shall provide suitable temporary housing for Executive’s use when he is at Block’s principal U.S. headquarters. In addition, the Company shall reimburse Executive for the reasonable cost of two house hunting trips (to the extent not otherwise covered by Block’s Executive Relocation Program) for Executive and his family not to exceed $10,000 in the aggregate. All amounts payable under this Section 1.04(a) shall be subject to Executive’s presentment to the Company of appropriate documentation. To the extent that Executive incurs taxable income related to any relocation benefits paid or provided pursuant to this Section 1.04(a) of this Agreement, the Company will pay to Executive such additional amount as is necessary to “gross up” such benefits and cover the anticipated income tax liability resulting from such taxable income.
     (b) Cash Relocation Payment. The Company shall pay Executive a lump-sum cash relocation payment of $200,000 on the Employment Commencement Date to cover expenses not otherwise covered by Block’s Executive Relocation Program.
     1.05 Business Expenses. Upon presentment to the Company of appropriate documentation, the Company will promptly pay directly, or reimburse Executive for, all business expenses, to the extent such expenses are paid or incurred by Executive during the Employment Period in accordance with the Company’s policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company’s business. Upon presentation to the Company of appropriate documentation, the Company shall also pay directly, or reimburse Executive for, the reasonable legal fees actually incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $30,000.
     1.06 Employee Benefits. During the Employment Period, and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to Executive insurance, sick leave, deferred compensation, vacation and other like benefits no less favorable than as approved and provided from time to time to the other executive-level employees of the Company. Coverage and eligibility for any such benefits are subject to the terms of the various plans as they may be amended from time to time pursuant to their respective terms. Executive will not have access to the company aircraft for personal use.
     1.07 Stock Ownership Requirements. While employed by the Company, Executive shall not sell shares of Block Common Stock until Executive is holding shares of Block Common Stock (determined in accordance with the forms of ownership recognized under Block’s stock ownership guidelines for executive-level employees of the Company as in effect from time to time) with a value equal to at least five times Executive’s Base Salary (although there is no specific timetable for reaching such share retention threshold). In addition, after Executive has accumulated the required amount of shares of Block Common Stock, while employed by the Company, Executive must also hold 100% of the shares of Block Common Stock subsequently acquired (net of taxes and, if applicable, exercise price) pursuant to any compensatory equity award for a minimum of one year from the date of acquisition (whether through exercise of stock options or vesting of any other stock-based award, as applicable).

ARTICLE TWO
TERMINATION OF EMPLOYMENT
     2.01 Termination of Employment.
     (a) No Reason Required. The Company or Executive may terminate Executive’s employment and the Employment Period at any time for any reason, or for no reason, subject to compliance with Section 2.01 (c).
     (b) Related Definitions.
     (i) “Cause” means any of the following unless, if capable of cure, such events are fully corrected in all material respects by Executive within 10 days after the Company gives a Termination Notice:
     (A) Executive’s misconduct that materially interferes with or materially prejudices the proper conduct of the business of Block, the Company and/or any direct or indirect subsidiary of Block (each such other subsidiary an “Affiliate”) or which may reasonably result in harm to the reputation of Block, the Company and/or any Affiliate; or
     (B) Executive’s commission of an act materially and demonstrably detrimental to the good will of Block, the Company and/or any Affiliate, which act constitutes gross negligence or willful misconduct by Executive in the performance of Executive’s material duties to Block, the Company and/or such Affiliate; or
     (C) Executive’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Executive at the expense of Block, the Company and/or any Affiliate; or
     (D) Executive’s violation of Article Three or Section 4.02, 4.03, 4.05 or 4.06 of this Agreement; or
     (E) Executive’s conviction of, or plea of nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony.
     If the Company does not give Executive a Termination Notice (as described in Section 2.01(c)) within 60 days after the Block Board or the Chairman of the Block Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause. The Company may place Executive on unpaid leave for up to 30 consecutive days while it is determining whether there is a basis to terminate Executive’s employment for Cause. This leave will not constitute Good Reason.
     For purposes of this definition, (1) no act or omission by Executive will be “willful” unless it is made by Executive in bad faith or without a reasonable belief that Executive’s act or omission furthered the interests of the Company, Block and/or the Affiliates and (b) any act or

omission by Executive based on authority given pursuant to a resolution duly adopted by the Block Board will be deemed made in good faith and in the best interests of the Company, Block and/or the Affiliates.
     (ii) “Change in Control” means:
     (A) the acquisition, other than from Block, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of Block entitled to vote generally in the election of directors, but excluding, for this purpose, (i) any such acquisition by Block or any of its subsidiaries, or any employee benefit plan (or related trust) of Block or its subsidiaries, (ii) any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the shareholders who were the beneficial owners of the voting securities of Block immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, (iii) pursuant to any acquisition by Executive or any group of persons including Executive, or (iv) by any underwriter temporarily holding securities pursuant to an offering of such securities; or
     (B) during any 12-month period, individuals who, as of the date hereof, constitute the Block Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Block Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block’s shareholders, was approved by a vote of at least two-thirds of the Block Board (or nominating committee of the Block Board) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
     (C) the completion of a reorganization, merger or consolidation of Block, in each case, unless following such reorganization, merger or consolidation, the shareholders who were the beneficial owners of the voting securities of Block immediately prior to such reorganization, merger or consolidation continue to beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership, immediately prior to such reorganization, merger or consolidation, of the voting securities of Block entitled to vote generally in the election of directors; or

     (D) a complete liquidation or dissolution of Block or the consummation of a sale or other disposition of all or substantially all of the assets of Block to an entity that is not an affiliate of Block.
     (iii) “Disability” means Executive’s absence from Executive’s responsibilities with the Company on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If the Company determines in good faith that Executive’s Disability has occurred, it may give Executive a Termination Notice. If within 30 days of the Termination Notice Executive does not return to full-time performance of Executive’s responsibilities, Executive’s employment will terminate. If Executive does return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 2.01(b)(iii), Executive’s incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement (including that such illness or injury will not constitute a basis for Cause).
     (iv) “Good Reason” means any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within 30 days after Executive gives a Termination Notice:
     (A) A material diminution in Executive’s base compensation;
     (B) A material diminution in Executive’s authority, duties, or responsibilities as President and Chief Executive Officer of Block, reporting directly to the Block Board (but, if Block becomes a subsidiary of another entity, “Block Board” shall be deemed to refer to the board of directors (or other governing body) of the ultimate parent entity of Block); or
     (C) A material change in the geographic location at which Executive must perform the services; or
     (D) Any other action or inaction that constitutes a material breach by the Company of this Agreement.
     If Executive does not give a Termination Notice within 60 days after Executive has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.
     (c) Advance Notice Generally Required.
     (i) To terminate Executive’s employment, either Executive or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

     (ii) Executive and the Company agree to provide the Termination Notice at least 60 days in advance of any termination, unless (A) Executive’s employment is terminated by the Company for Cause or because of Executive’s death, in which case the termination may be effective immediately, or (b) Executive’s employment is terminated because of Executive’s Disability, in which case the provisions of Section 2.01(b)(iii) shall apply. If Executive dies or becomes Disabled after Executive provides a valid Termination Notice with Good Reason or the Company provides Termination Notice without Cause, Executive’s termination will be treated as a termination with Good Reason, effective as of the date of Executive’s death or Disability. If Executive provides a Termination Notice, the Company may, in its sole discretion, relieve Executive of his duties, responsibilities and title during the period prior to Executive’s termination date; provided, however, that during such period Executive shall remain an employee of the Company with the same compensation and benefit arrangements as in place immediately prior to Executive’s delivery of the Termination Notice.
     2.02 Obligations of the Company upon Termination.
     (a) Other than For Cause; For Good Reason. If, at any time on or before July 31, 2014 (the “Protected Period”), the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, the Company shall have no further obligations to Executive other than:
     (i) A lump sum cash payment equal to $1.5 million;
     (ii) All outstanding equity awards (other than performance shares) that would have vested during the 12-month period following the date of termination (if any) will immediately vest and any vested stock options (whether vested prior to the date of termination or pursuant to this Section 2.02(a)(ii)) will remain exercisable for 12 months after the end of Executive’s employment (or, if earlier, until they would have expired but for Executive’s termination);
     (iii) A pro-rata award of any performance shares outstanding on the date of termination based on the achievement of the performance goals at the end of the applicable performance period and paid promptly after the end of the applicable performance period, which in any event shall be no later than two and one-half months after the end of the last fiscal year of the performance period to which it relates (or as soon thereafter as it can be properly determined) (a “Pro-Rata Performance Share Award”);
     (iv) Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Executive’s continued co-payment of premiums at the same level and cost to Executive as if he were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan for Executive and Executive’s eligible dependents covered by such plan as of the date of termination for a period of 12 months, provided that Executive remains eligible for COBRA continuation coverage and provided, further, that if Executive obtains group health benefits through subsequent employment, such continuation of coverage by the Company under this Section 2.02(a)(iv) shall immediately cease (the “Continuation Coverage”); and
     (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive (A) any unpaid Base Salary through the date of termination, (B) any accrued but unused vacation in accordance with company policy, (C) reimbursement for any unreimbursed business expenses incurred through the date of termination, and (D) any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of Block, the Company and/or the Affiliates through the date of termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
     (b) Other than For Cause or For Good Reason Following a Change in Control. If (x) a Change in Control occurs during the Protected Period and (y) during the two-year period commencing on the date of a Change in Control (but in no event beyond the end of the Protected Period), the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, in lieu of the payments and benefits provided under Section 2.02(a), the Company shall have no further obligations to Executive other than:
     (i) A lump sum cash payment equal to two times the sum of Executive’s Base Salary and target short-term incentive compensation for the year in which the date of termination occurs;
     (ii) All outstanding equity awards (other than performance shares) will immediately vest and any vested stock options (whether vested prior to the date of termination or pursuant to this Section 2.02(b)(ii)) will remain exercisable for 12 months after the end of Executive’s employment (or, if earlier, until they would have expired but for Executive’s termination);
     (iii) A Pro-Rata Performance Share Award;
     (iv) Continuation Coverage; and
     (v) Other Benefits.
     (c) Death; Disability; For Cause; Other than for Good Reason. If, during the Protected Period, Executive’s employment shall terminate on account of death or Disability or if the Company shall terminate Executive’s employment for Cause or Executive terminates his employment without Good Reason, the Company shall have no further obligations to Executive other than to provide Executive (or, in the event of his death, his estate) the Other Benefits.
     (d) Timing of Benefits. The payments and benefits provided in this Section 2.02 will be paid or provided at the end of Executive’s employment, and any cash payments owed Executive under Section 2.02(a)(i) or 2.02(b)(i) will be paid on the 30th day following the date of termination.

     2.03 Condition. The Company will not be required to make the payments and provide the benefits stated in Section 2.02 (other than the Other Benefits) unless Executive executes and delivers to the Company (and does not revoke) a general release of claims in favor of Block, the Company and the Affiliates and their respective past or present officers, directors, employees or agents. This agreement will be in such form as reasonably requested by the Company.
     2.04 Resignations. Upon any termination of Executive’s employment with the Company for any reason, Executive agrees to promptly resign as a director of Block and from any other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Block, the Company and/or any Affiliate. Executive shall promptly execute any further documentation thereof as requested by the Company and, if Executive is to receive any payments from the Company (including, without limitation, those set forth in Section 2.02 above), execution of such further documentation shall be a condition thereof (other than the Other Benefits).
     2.05 No Duplication of Benefits. Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of Block, the Company and/or any Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
ARTICLE THREE
CONFIDENTIALITY
     3.01 Background and Relationship of Parties. The parties hereto acknowledge (for all purposes including, without limitation, Articles Three and Four of this Agreement) that Block, the Company and/or the Affiliates have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with Executive’s employment by the Company, Executive will be expected to have access to all information of value to Block, the Company and/or the Affiliates and that Executive’s employment creates a relationship of confidence and trust between Executive and Block, the Company and the Affiliates with respect to any information applicable to the businesses of Block, the Company and/or the Affiliates. Executive will possess or have unfettered access to information that has been created, developed, or acquired by Block, the Company and/or the Affiliates or otherwise become known to Block, the Company and/or the Affiliates and which has commercial value in the businesses in which Block, the Company and/or the Affiliates have been and will be engaged and has not been publicly disclosed by Block, the Company and/or the Affiliates. All information described above is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans. Proprietary Information does not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.

     3.02 Proprietary Information is Property of Block.
     (a) All Proprietary Information is the sole property of Block, the Company and/or the applicable Affiliate and its assigns, and Block, the Company and/or the applicable Affiliate is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block, the Company and/or any Affiliate is at any particular time developing or marketing the same. Executive hereby assigns to Block, the Company and/or the Affiliate any rights Executive may have or may acquire in such Proprietary Information. At all times during and after Executive’s employment with the Company, Executive will keep in strictest confidence and trust all Proprietary Information and Executive will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of the Company or as may be required by law or the order of any court or governmental authority (provided that Executive provides Block, the Company and/or the Affiliate with prior written notice of the contemplated disclosure and cooperates with Block, the Company and/or the Affiliate in seeking a protective order or other appropriate protection of such information).
     (b) In the event of any termination of Executive’s employment hereunder (or at any time prior thereto at the Company’s request), Executive will promptly deliver to the Company all copies of all documents, notes, drawings, programs, software, specifications, documentation, data, Proprietary Information, and other materials and property of any nature belonging to Block, the Company and/or any Affiliate and obtained during the course of Executive’s employment with the Company. In addition, upon such termination, Executive will not remove from the premises of Block, the Company and/or any Affiliate any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.
ARTICLE FOUR
RESTRICTIVE COVENANTS
     4.01 General. The parties hereto acknowledge that, during the course of Executive’s employment by the Company, Executive will have access to information valuable to the Company, Block and the Affiliates concerning the employees of Block, the Company and the Affiliates (“Block Employees”) and, in addition to Executive’s access to such information, Executive may, during (and in the course of) Executive’s employment by the Company, develop relationships with such Block Employees whereby information valuable to Block, the Company and the Affiliates concerning Block Employees was acquired by Executive. Such information includes, without limitation: the identity, skills, and performance levels of Block Employees, as well as compensation and benefits paid by Block, the Company and/or the Affiliates to such Block Employees. Executive agrees and understands that it is important to protect Block, the Company and the Affiliates and their employees, agents, directors, and clients from the unauthorized use and appropriation of Block Employee information, Proprietary Information, and trade secret business information developed, held, or used by Block, the Company and/or the Affiliates, and to protect Block, the Company and the Affiliates and their employees, agents, directors, and customers Executive agrees to the covenants described in this Article Four.

     4.02 Non-Solicitation of Employees. During the period of Executive’s employment and for a period of two years after Executive’s date of termination, Executive may not directly or indirectly recruit, solicit, or hire any Block Employee or otherwise induce any Block Employee to leave the employment of Block, the Company or the applicable Affiliate to become an employee of or otherwise be associated with any other party or with Executive or any company or business with which Executive is or may become associated. The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     4.03 Non-Solicitation of Customers. During the period of Executive’s employment and for two years after Executive’s date of termination, Executive may not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of Block, the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by Block, the Company or such Affiliate, or contemplated to be performed by Block, the Company or such Affiliate, for such customer, provided that this Section 4.03 will only apply to customers for whom Executive personally provided services while employed by the Company or customers about whom or which Executive acquired material information while employed by the Company. The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     4.04 No Conflicts. Executive represents in good faith that, to the best of Executive’s knowledge, the performance by Executive of all the terms of this Agreement will not breach any agreement to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not brought and will not bring to the Company or Block nor will Executive use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from such former employer for their possession and use. Executive has not and will not breach any obligation of confidentiality that Executive may have to former employers and Executive will fulfill all such obligations during Executive’s employment with the Company.
     4.05 Non-Competition. During the period of Executive’s employment hereunder and for two years after Executive’s date of termination, Executive may not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant or advisor to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of Block (as defined below). The definition of “Line of Business of Block” shall be determined as of the date of Executive’s termination of employment with the Company (or, if earlier, the date of determination) and shall mean any line of business (including lines of business under substantial evaluation or substantial development) of the Company as of such date, as well as any one or more lines of business (including lines of business under substantial evaluation or substantial development) of any Affiliate as of such date, if Executive was employed during the two-year period preceding the date of termination by such Affiliate, provided that, “Line of Business of Block” will in all events include, but not be limited to, the income tax return preparation business, and provided further that if Executive’s employment was, as of the date of termination or during the two-year period immediately prior to the date of termination, with the Company or any successor entity thereto, “Line of Business of Block” means any line of business (including lines of business under substantial evaluation or substantial development) of Block and all of the Affiliates as of the date of Executive’s termination. The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     4.06 Non-Disparagement. Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his best efforts to cause such affiliates to not), during the period of Executive’s employment and for two years after Executive’s date of termination, engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of Block, the Company or any Affiliate or any of their agents, officers, directors, employees and/or stockholders. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings.
     4.07 Cooperation. During the period of Executive’s employment hereunder and thereafter, Executive agrees to reasonably assist and cooperate with Block, the Company and/or any Affiliate (and their outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by Block, the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Block, the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 4.07. Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse Executive for the reasonable out-of pocket expenses incurred as a result of such cooperation.
     4.08 Reasonableness of Restrictions. Executive and the Company acknowledge that the restrictions contained in this Agreement are reasonable, but should any provisions of any Article of this Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Executive to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.
     4.09 Clawback. If (x) Block is required to restate any of its financial statements filed with the Securities and Exchange Commission, other than restatements due solely to factors external to Block and its Affiliates such as a change in accounting principles or a change in securities laws or regulations with retroactive effect; or (y) Executive violates the provisions of

Article Three or Sections 4.02, 4.03 or 4.05, then the Block Board may seek to recover or require reimbursement of short-term incentive compensation, equity compensation awards (including profits from the sale of Block Common Stock acquired pursuant to such awards) and/or severance payments made to Executive; provided, however, that:
     (a) absent egregious or extraordinary circumstances, any recovery or reimbursement based upon sub-section (x) above shall be limited to short-term incentive compensation or equity compensation paid or awarded to Executive for the period(s) covered by the restated financial statements that is in excess of what would have been paid or awarded to Executive for such period(s) if the short-term incentive compensation, equity compensation or severance payments had been based upon the restated financial statements; and
     (b) in exercising its discretion to seek to recover or require reimbursement of any amounts as a result of any restatement pursuant to sub-section (x) above, the Block Board will give reasonable and due consideration to, among other relevant factors, the level of Executive’s responsibility or influence, as well as the level of others’ responsibility or influence, over the judgments or actions that gave rise to the restatement.
     4.10 Survival. The obligations contained in this Article Four shall survive the termination or expiration of the Employment Period and Executive’s employment by the Company and shall be fully enforceable thereafter, provided, that the provisions of Sections 4.02, 4.03 and 4.05 shall not apply if the Company shall terminate Executive’s employment other than for Cause or Disability after July 31, 2014.
ARTICLE FIVE
MISCELLANEOUS
     5.01 Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon Executive under this Agreement and as to the rights and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.
     5.02 Block Guaranty. Block and the Company hereby agree to be jointly and severally liable for the performance of all obligations and duties of the entities hereunder, and the payment of all amounts and provision of all benefits due to Executive under this Agreement.
     5.03 Entire Agreement. This Agreement supersedes all previous term sheets and employment agreements, whether written or oral between Executive and the Company and constitutes the entire agreement and understanding between the Company and Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by Executive and a duly authorized officer of the Company. Failure of the Company, Block, or Executive to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions. If, and to the extent that, any other written or oral agreement between Executive and Company or Block is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply.
     5.04 Specific Performance. The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or Executive for breach of any of the covenants and agreements set forth in Articles Three and Four herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof, without posting any bond.
     5.05 Successors and Assigns. This Agreement is binding upon Executive and the heirs, executors, assigns and administrators of Executive or Executive’s estate and property. This Agreement will be binding upon and inure to the benefit of the Company and Block and their respective successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) and assigns. Executive may not assign or transfer to others the obligation to perform Executive’s duties hereunder. The Company may assign this Agreement to an Affiliate with the consent of Executive, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned. In the event of Executive’s death, any severance payment due and payable hereunder based on a termination of Executive’s employment prior to such date of death shall be paid or provided to Executive’s surviving spouse, or if there is no surviving spouse, to his estate.
     5.06 Withholding Taxes. From any payments due hereunder to Executive from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company.
     5.07 Indemnification. To the fullest extent permitted by law and Block’s Amended and Restated Bylaws, the Company hereby indemnifies during and after the period of Executive’s employment hereunder Executive from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Executive (which expenses the Company will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, attorney, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block. Notwithstanding the foregoing, the indemnification provided in this Section 5.07 will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to any employment of Executive by any former employer or the termination of any such employment.
     5.08 D&O Insurance. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

     5.09 Right to Offset. To the extent not prohibited by applicable law and in addition to any other remedy, the Company has the right but not the obligation to offset any amount that Executive owes the Company under this Agreement against any amounts due Executive by Block, the Company or the Affiliates.
     5.10 Notices. All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person, by certified or registered mail (return receipt requested), or by a nationally recognized overnight courier to Executive at the address then on file with the Company’s payroll department; and to the Company, One H&R Block Way, Kansas City, Missouri 64105, Attn: Corporate Secretary; or to such other address and/or person designated by either party in writing to the other party. Any notice given by mail or by nationally recognized overnight courier will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.
     5.11 Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     5.12 Section 409A. The Company and Executive agree that this Agreement is intended to comply with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (the “Code”) or an exemption from Section 409A and, accordingly, this Agreement shall be interpreted to be consistent therewith. Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (as described in Section 409A) on the date of termination, any amount to which Executive would otherwise be entitled during the first six months following a separation of service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral will be accumulated and paid in a single lump sum cash payment (without interest) on the earlier of (i) the first business day of the seventh month following the date of such “separation from service” (as defined under Section 409A) or (ii) the date of Executive’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.
     5.13 Excise Tax.
     (a) Contingent Cutback. To the extent that any payment or distribution to or for the benefit of Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Affiliate, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall pay or provide to Executive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Cap”). Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to Executive until the reduction specified herein is achieved. Executive’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
     (b) Determinations. All determinations required to be made under this Section 5.13, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or executive compensation consulting firm, in either case of national standing (a “Qualified Firm”) as mutually agreed to by the Company and Executive (or, if the Company and Executive cannot reach such mutual agreement, each shall select a Qualified Firm and such Qualified Firms shall mutually select a third Qualified Firm) and such selected Qualified Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Qualified Firm selected by the Company (and the third Qualified Firm if one is required to be selected) shall be borne solely by the Company. Any determination by the Qualified Firm shall be binding upon the Company and Executive. Executive shall cooperate, to the extent his reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
     5.14 Arbitration. The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will, except as provided in Section 5.04, be adjusted only by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. However, the rules will be modified in the following ways: (a) the arbitration will be conducted before a panel of three arbitrators, one selected by Executive within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm); (b) each arbitrator will agree to treat as confidential evidence and other information presented to them; (c) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs; (d) the decision of the arbitrators must not be a compromise but must be the adoption of the submission by one of the parties; (e) there will be no authority to award punitive damages (and Executive and the Company agree not to request any such award); and (f) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 5.03 (and Executive and the Company agree not to request any such amendment or modification). Judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be held in Kansas City, Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) will, in their award, allocate between the parties the costs of arbitration, which will include reasonable attorneys’ fees of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.
(Signature Page Follows)

     5.15 Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Missouri, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.
     IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, as applicable, have executed this Agreement as of the dates set forth below.

EXECUTIVE:
Dated: July 19, 2008	/s/ Russell P. Smyth
Russell P. Smyth

H&R Block Management, LLC,
a Delaware limited liability company

By:	/s/ Bret G. Wilson
	Name:	Bret G. Wilson
	Title:	Vice President

Dated: July 19, 2008
H&R Block, Inc.,
a Missouri corporation
(solely with respect to Sections 1.02(b),
1.03(c), 4.09, 5.01 and 5.02)

By:	/s/ Bret G. Wilson
	Name:	Bret G. Wilson
	Title:	Vice President & Secretary

Dated: July 19, 2008

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